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                     January 26, 2024

       Mike Smith
       Executive Vice President and Chief Financial Officer
       McCORMICK & COMPANY, INCORPORATED
       18 Loveton Circle,
       Sparks, Maryland 21152

                                                        Re: McCORMICK &
COMPANY, INCORPORATED
                                                            Form 10-K for the
Fiscal Year Ended November 30, 2022
                                                            Filed January 26,
2023
                                                            File No. 001-14920

       Dear Mike Smith:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing